UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALL FOR ONE MEDIA CORP.
(Exact name of registrant as specified in its charter)

Utah	81-5006786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Attn: Brian Lukow

236 Sarles Street

Mt. Kisco, New York 10549

(914) 574-6174

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Amended 2017 Incentive Stock Plan

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	2,000,000	$0.04	$80,000	$9.27

________________

(1)

Pursuant to Rule 416(a) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the last reported sale prices of All for One Media Corp.’s common stock reported on the over-the-counter trading market on February 4, 2017.

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EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to update the previously-filed Form S-8 (filed on February 2, 2017, SEC File Number 333-215972, Film Number 17569449) and all content and statements filed in the Company’s previous S-8 are incorporated herein by reference. The purpose of this S-8 is to increase the amount of shares registered from an aggregate of 1,000,000 shares to an aggregate of 2,000,000 shares of All for One Media Corp. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) which may be offered pursuant to the Company’s 2017 Incentive Stock Plan, as amended (the “2017 Plan”).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement on Form S-8:

•

The Company’s Registration Statement on Form 10-12G, as amended, originally filed with the Commission on November 22, 2016 and most recently filed on Form 10-12G/A on January 27, 2017 including the description of the Common Stock set forth in the Registration Statement.

• •

The Company’s quarterly report on Form 10-Q filed on May 11, 2017.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

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Items 5. Interests of Named Experts and Counsel.

The validity of our securities registered hereby has been passed upon by Brunson Chandler & Jones, PLLC. Brunson Chandler & Jones, PLLC, owns 250,000 shares of restricted common stock of the Company.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Utah Revised Business Corporation Act and our Articles of Incorporation.

Under the Utah Revised Business Corporation Act, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Utah law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Utah law or (d) is required to be made pursuant to the bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

EXHIBIT INDEX

Number	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 initially filed with the Commission on November 22, 2016)

3.2	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on November 22, 2016)

4.1	All for One Media Corp. Amended 2017 Stock Incentive Plan (filed herewith)

5.1	Opinion of Counsel (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

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Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Kisco, New York, on July 20, 2017.

ALL FOR ONE MEDIA CORP.

Date: July 20, 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: July 20, 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	Acting Chief Financial Officer (Acting Principal Financial and Accounting Officer)

Date: July 20, 2017	By:	/s/ Brian Lukow
	Name:	Brian Lukow
	Title:	Director

Date: July 20, 2017	By:	/s/ Brian Gold
	Name:	Brian Gold
	Title:	Director

Date: July 20, 2017	By:	/s/ Aimee Ventura O’Brien
	Name:	Aimee Ventura O’Brien
	Title:	Director

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